Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for LIN Media LLC of our report dated March 15, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in LIN TV Corp’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Hartford, CT
July 31, 2013